Exhibit 99.1

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:  MGP INGREDIENTS ANNOUNCES FISCAL 2006
THIRD QUARTER RESULTS

Highlights:

•                  Total revenues increase 12% vs. year-ago quarter to $79.4 million

•                  Basic EPS of $0.13 compared with $0.10 in year-ago quarter

•                  Distillery revenues rise 22% over year-ago quarter

•                  Higher natural gas prices restrain third quarter distillery profits

•                  Higher third quarter  wheat prices impact profits in ingredients segment

•                  Strong fourth quarter anticipated based on current assumptions

ATCHISON, Kan., May 10, 2006—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $2,083,000, or $0.13 in basic earnings per share, for the third quarter, which ended March 31, 2006. This compares with net income of $1,627,000, or $0.10 per share, for the third quarter of fiscal 2005. Net sales in the current year’s third quarter totaled $79,422,000, an increase of 12 percent above net sales of $71,186,000 in the prior year period. The improvement in total revenue compared to a year ago resulted from increased sales in the distillery products segment. Distillery products sales rose by $10.2 million, or 22 percent, above distillery sales in the third quarter of fiscal 2005. Total ingredients sales declined by $1.9 million, or 8 percent, compared to last year’s third quarter.

“As in the first two quarters of this fiscal year, our gains in the third quarter were driven by our distillery products segment, where the fundamentals remain strong,” said Ladd Seaberg, president and chief executive officer. “Although we essentially are producing at our total maximum distillery capacity rate of approximately 110 million gallons annually, we anticipate an even greater profit contribution from this segment in our fourth quarter due to strengthened alcohol pricing and lower natural gas prices. As a result, we anticipate that our total fourth quarter operating income will be at least equal to our total operating income for the first nine months of the fiscal year. This forward-looking statement assumes that we can maintain current alcohol production levels, that wheat prices don’t increase more than anticipated, that sales of specialty ingredients meet expectations for the quarter and that natural gas prices remain at or below current levels.”

Seaberg noted that “a significant percentage of our fuel grade alcohol sales are made pursuant to contracts of from six to nine months duration. In line with this practice, at April 1, 2006 we had contracted a sizeable portion of our total current alcohol capacity to customers in the fuel alcohol area through the end of calendar 2006. Consistent with forward market activity, these contracts are at prices higher than previous contracts which were in effect during all or part of the third quarter.”

Seaberg went on to say that “while we have experienced significant increases in fuel alcohol prices, we have also seen price improvements in the food grade alcohol area. We have been in the food grade alcohol business for over 60 years and intend to maintain a solid presence in the food grade area. We have longstanding relationships with our food grade customers, whose needs we remain committed to serving.”

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ADD 1—MGP INGREDIENTS ANNOUNCES

The company continued to feel the effects of higher energy costs in the third quarter, affecting operating income in the distillery segment and, to a lesser extent, contributing to a loss in the company’s ingredients segment. The primary cause was a 62 percent increase in the average price of natural gas, contributing to a $7.6 million, or 66 percent, rise in the company’s cost of natural gas over the third quarter of fiscal 2005.

Third quarter profitability in the ingredients segment was adversely affected by lower unit sales and reduced prices for certain  higher valued specialty ingredients for both food and non-food applications compared to a year ago. Profitability in this segment was further affected by higher raw material prices for wheat, a major cost component. Wheat prices for the quarter averaged 13 percent higher than the prior-year period.

“We are taking a close look at our ingredients segment in an effort to produce a more profitable product mix, especially in light of higher wheat costs,” Seaberg said. “Our goal in this area is to concentrate on growing specific high end, highly functional specialty ingredients. Simultaneously, we will strive to reduce the adverse impact that sales of lower valued commodity wheat gluten and starches have on our bottom line.”  While sales of commodity starches increased in the current year’s third quarter compared to a year ago, sales of commodity wheat gluten declined.

Segment Results

The following is a summary of revenues and pre-tax profits/(loss) allocated to each operating segment for the three months and nine months ended March 31, 2006 and 2005. Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

	Third Quarter	Third Quarter	Nine Months	Nine Months
	Fiscal 2006	Fiscal 2005	Fiscal 2006	Fiscal 2005
(In Thousands)
Ingredients
Net Sales	$22,324	$24,245	$66,786	$65,859
Pre-Tax Income	(2,175)	(941)	(4,568)	(2,741)
Distillery Products
Net Sales	$57,098	$46,941	$165,353	$135,369
Pre-Tax Income	5,831	3,576	16,636	8,751
Corporate	(836)	(275)	(1,818)	(1,093)

Distillery Products Segment – Q3 Highlights

Total sales of distillery products in the third quarter of fiscal 2006 rose by approximately $10.2 million, or 22 percent, compared to the third quarter of fiscal 2005. This improvement was principally due to a $6.4 million, or 43 percent, increase in sales of food grade alcohol and a $3.7 million, or 15 percent, increase in sales of fuel grade alcohol. In the food grade area, sales of alcohol for industrial applications rose by $4.7 million, or nearly 45 percent, and sales of alcohol for beverage applications rose by approximately $1.6 million, or 37 percent, due to improved prices and increased unit sales compared to a year ago. The increased sales of fuel grade alcohol also resulted from higher average selling prices, which offset a decrease in unit sales. Sales of distillers feed, the principal by-product of the alcohol production process, were slightly higher than year-ago levels. This improvement was due to higher unit sales resulting from increased alcohol production as prices for distillers feed declined from a year ago.

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ADD 2—MGP INGREDIENTS ANNOUNCES

Ingredients Segment – Q3 Highlights

Total ingredient sales in the third quarter of fiscal 2006 decreased by approximately $1.9 million, or 8 percent, compared to the prior year’s third quarter. This principally was due to a decline of nearly $500,000, or 5 percent, in sales of specialty ingredients for food applications and a decrease of $1.2 million, or 15 percent, in sales of specialty ingredients for non-food applications, principally the MGPI Chewtex™ line of pet-related ingredients. The decrease in sales of specialty ingredients for food applications compared to a year ago was mainly due to reduced sales of Fibersym™ resistant starches and Arise® wheat protein isolates. Higher sales of Wheatex® textured wheat proteins and certain Pregel™ specialty starches partially offset these reductions.

As part of food-related sales, commodity ingredient sales declined by approximately $800,000, or 19 percent, compared with the prior year quarter. Sales of mill feed and other mill products rose by nearly $600,000, or 265 percent.

Results for Nine Months

For the first nine months of fiscal 2006, the company had net income of $6,632,000, or $0.41 in basic earnings per share, on sales of $232,139,000, compared with net income of $3,272,000, or $0.20 per share, on sales of $201,228,000 for the first nine months of fiscal 2005. This improvement was primarily due to a 22 percent increase in distillery products sales, which resulted from higher unit sales of food grade alcohol and increased prices for both food grade and fuel grade alcohol. Ingredients sales increased just over 1 percent in the first nine months of fiscal 2006 compared to the year-ago period. Food ingredient sales increased more than 5 percent, while sales of ingredients for non-food applications, mainly related to pet products, declined by 13 percent.

The company’s total operating income of $10.4 million for the nine months of fiscal 2006 compares favorably to the $5.1 million in the same period a year ago. Pre-tax income for the distillery segment increased by $7.9 million, or 90 percent, over the prior year. The pre-tax loss in the ingredients segment for the first nine months of fiscal 2006 was $1.8 million, or 67 percent, higher than the pre-tax loss incurred to the same period in fiscal 2005.

Outlook

Seaberg commented, “During our fourth quarter, we expect our distillery operations will benefit from both higher selling prices and lower energy costs. Demand in the alcohol industry is expected to remain strong in the coming fiscal year, which bodes well for favorable alcohol pricing. Given the current environment, we are considering various initiatives that will allow us to generate incremental volume from our existing plant network during fiscal 2007.”

Regarding ingredients, Seaberg stated, “We anticipate some deterioration in fourth quarter ingredients sales primarily due to reduced customer order projections in the non-food area. Our resolve to improve both sales and profitability in the ingredients segment has never been greater. Working from a core base of loyal customers, we will continue to partner with them in developing products that deliver valuable benefits. This business, and the related investment in R&D, is the foundation of MGPI’s unique franchise. Going forward, we plan to apply greater discipline to managing our product portfolio, including potential returns on capital and the related risk. This could result in the creation of a more confined but more profitable mix of existing ingredients, particularly in relation to food applications.”

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ADD 3—MGP INGREDIENTS ANNOUNCES

Seaberg concluded, “This is an exciting time in MGP’s evolution. We have strengthened our executive and plant management structure and are exploring ways to improve the productivity of our integrated operating network and our pursuit of improved profitability. At the same time, sales and marketing functions for both business segments are now more synchronized. The goal is to put more focus on products, customers and capital, and thereby create more value for our stockholders.”

Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review the third quarter results. Stockholders and other interested parties may listen to the call live via telephone by dialing 877-715-5297 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan., that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (vi) our ability to realize operating efficiencies, (vii) the effectiveness of our hedging programs; (viii) access to capital and (ix) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1. Business — Risks and Uncertainties of the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

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MGP Ingredients, Inc.
CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended March 31		Nine Months Ended March 31
(Dollars in thousands, except per share)	2006	2005	2006	2005
NET SALES	$79,422	$71,186	$232,139	$201,228
COST OF SALES	71,348	64,270	206,141	182,466
GROSS PROFIT	8,074	6,916	25,998	18,762

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(5,471)	(4,864)	(16,219)	(14,254)

OTHER OPERATING INCOME	150	153	599	579
INCOME FROM OPERATIONS	2,753	2,205	10,378	5,087

OTHER INCOME (EXPENSE)
OTHER INCOME (NET)	417	505	1,054	870
INTEREST EXPENSE	(350)	(350)	(1,182)	(1,040)
INCOME BEFORE INCOME TAXES	2,820	2,360	10,250	4,917

PROVISION FOR INCOME TAXES	737	733	3,618	1,645

NET INCOME	$2,083	$1,627	$6,632	$3,272
OTHER COMPREHENSIVE INCOME (LOSS)	330	569	588	222

COMPREHENSIVE INCOME	2,413	2,196	7,220	3,494

BASIC EARNINGS PER COMMON SHARE	$0.13	$0.10	$0.41	$0.20
DILUTED EARNINGS PER COMMON SHARE	$0.12	$0.10	$0.40	$0.20

Weighted average shares outstanding – Basic	16,136,450	15,989,499	16,068,767	15,967,992

Weighted average shares outstanding – Diluted	16,888,276	16,409,507	16,766,967	16,548,708

CONSOLIDATED BALANCE SHEETS

(unaudited)	Mar. 31	June 30
(Dollars in thousands)	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,586	$10,384
Receivables	32,024	28,097
Inventories	40,071	31,252
Prepaid expenses	1,446	628

Deferred income taxes	945	663
Refundable income taxes	—	2,622
Total Current Assets	78,072	73,646
PROPERTY AND EQUIPMENT, At Cost	331,514	317,626
Less accumulated depreciation	(211,080)	(201,997)
	120,434	115,629
OTHER ASSETS	215	225
	$198,721	$189,500

(unaudited)	Mar. 31	June 30
(Dollars in thousands)	2006	2005
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$3,757	$4,705
Note payable bank	6,000	—
Accounts payable	11,701	11,744
Accrued expenses	6,819	5,621
Deferred income	9,767	10,948
Income taxes payable	1,186	—
Total Current Liabilities	$39,230	$33,018

LONG-TERM DEBT	13,317	16,785
POST-RETIREMENT BENEFITS	6,624	6,342
DEFERRED INCOME TAXES	12,811	12,828
STOCKHOLDERS’ EQUITY	126,739	120,527
	$198,721	$189,500